Exhibit 99.1

MANHATTAN BANCORP

Contact Information:

Terry L. Robinson	Brian E. Côté
President /Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8080	Phone: (310) 606-8070

MANHATTAN BANCORP REPORTS FINANCIAL RESULTS FOR THIRD QUARTER 2011

(OTCBB: MNHN)

LOS ANGELES, CA — November 14, 2011 — Manhattan Bancorp (“Company”), the holding company of the Bank of Manhattan, N. A. (“Bank”), and MBFS Holdings, Inc., which owns a majority interest in Manhattan Capital Markets, LLC (“MCM”), announced today its financial results for the quarter ended September 30, 2011.

The Company reported a net loss of $1.83 million for the three months ended September 30, 2011, which is $67 thousand greater than our $1.76 million loss recorded in the prior quarter(1). However, excluding a one-time impairment charge related to subsidiary goodwill, third quarter results reflect a $213 thousand (12.1%) improvement compared with prior quarter results. The current quarter’s loss attributable to common stockholders of Manhattan Bancorp(2) is $1.58 million, translating to a loss of $0.40 per share, unchanged from the prior quarter.

For the nine months ended September 30, 2011, the Company lost $5.13 million, compared with a loss of $3.38 million for the same period in the prior year. The year-to-date loss attributable to common stockholders of Manhattan Bancorp is $4.62 million, translating to a loss of $1.16 per share, compared with a loss of $0.85 per share for the same period in the prior year.

FINANCIAL HIGHLIGHTS

Despite this quarter’s net loss, the Company saw some modest improvements in operating results, especially when compared with the prior quarter.

•                  Assets as of September 30, 2011 totaled $146.8 million, reflecting an increase of $7.9 million (5.7%) compared with the prior quarter.

•                  Total loans(3) as of September 30, 2011 totaled $107.7 million, reflecting an increase of $21.3 million (24.7%) compared with the prior quarter. More than three-quarters of this

(1)  The term “prior quarter” throughout this document refers to the second quarter of 2011.

(2)  Loss attributable to common stockholders of Manhattan Bancorp excludes loss attributable to non-controlling interests.

(3)  Excludes allowance for loan and lease losses.

increase was generated by the Bank’s mortgage division, which is reflected in loans available-for-sale. Concurrent with the increase in loans available-for-sale, the Bank’s loans held-for-investment increased by $4.8 million (5.9%) compared with the prior quarter.

•                  The Company’s deposits at September 30, 2011 totaled $111.6 million, an increase of $1.5 million (1.3%) from the prior quarter.  Compared with the prior quarter, the Bank’s core deposits(4) increased by $10.6 million (12.3%), primarily driven by a 24.6% increase in non-interest bearing demand deposits. This increase in the Bank’s core deposits more than offset a $6.3 million (25.9%) decrease in more expensive non-core deposits. As a result, core deposits as a percent of total deposits increased to 84.4% as of September 30, 2011 compared with 78.2% as of June 30, 2011.

•                  Borrowings totaled $13.0 million as of September 30, 2011, reflecting an increase of $7.4 million (132%) compared with the prior quarter. Of this, $5 million represented the Company’s borrowings pursuant to a credit agreement with Carpenter Community Bancfund, L.P. and Carpenter Community Bancfund-A, L.P. The Company used these proceeds to make a $5 million loan to MCM. Almost all of these funds were used by MCM to infuse capital into its various subsidiaries in order to grow business volumes and increase revenues.

•                  The Company’s $1.8 million loss in the third quarter of 2011 was $67 thousand (3.8%) greater than its net loss in the prior quarter. This unfavorable change was due primarily to an $889 thousand (18.6%) increase in non-interest expenses and, to a lesser extent, a $152 thousand (11.9%) decline in net interest income after provision for loan losses. These unfavorable changes were almost entirely offset by a $985 thousand (56.4%) increase in the Company’s non-interest income.

•                  Compared with the prior quarter, the Company’s operating expenses(5) in the third quarter of 2011 increased by $610 thousand (12.8%). However, this unfavorable change was more than offset by a $985 thousand (56.4%) increase in the Company’s non-interest income, resulting in a net favorable impact on earnings of $375 thousand. This net favorable change was driven primarily by the Company’s core bank and, to a much lesser extent, its mortgage banking unit. However, it should be noted that the growth in non-interest income in each of the Company’s primary operating segments(6) more than offset increases in each segment’s operating expenses.

•                  In the third quarter of 2011, all of the goodwill on MCM’s balance sheet was determined to be impaired under current accounting guidance. As a result, we recorded an impairment charge of $279 thousand related to subsidiary goodwill, which is reported as a separate component of non-interest expense. This charge is not expected to impact our ongoing operations, tangible equity, or liquidity. Also, our capital ratios remain well

(4)  Core deposits are deposits maintained by the bank’s retail and commercial customers. Non-core deposits are maintained by financial institutions. (The bank had no brokered deposits.)

(5)  Operating expenses include all non-interest expenses except the impairment charge related to subsidiary goodwill.

(6)  The Company’s three primary operating segments consist of MCM, Core Bank, and Mortgage Bank.

above thresholds required for the “well capitalized” designation under generally applicable regulatory guidelines (as discussed in more detail below).

•                  The $152 thousand (11.9%) decline in net interest income (NII), net of provision for loan losses, reflects the impact of a 0.27% reduction in our net interest margin (NIM) and, to a lesser extent, a $50 thousand negative loan loss provision that was recorded in the prior quarter(7). The decrease in NIM, which reduced NII by $102 thousand (8.4%), was due primarily to lower loan yields which, in turn, reflected heightened market competition in an unprecedented low interest rate environment.

•                  As of September 30, 2011, the Bank’s allowance for loan and lease losses represented 2.13% of loans held-for-investment, compared with 2.26% as of June 30, 2011 and 2.10% as of December 31, 2010.

•                  Capital ratios for the Bank continue to exceed levels required by banking regulators to be considered “well-capitalized” (the highest level specified by regulators). For example, as of September 30, 2011, the Bank’s total risk-adjusted capital ratio, tier 1 risk-adjusted capital ratio, and tier 1 capital ratio were 18.1%, 16.8%, and 13.3%, respectively, well above the regulatory requirements of 10%, 6%, and 5%, respectively, to be considered “well-capitalized.”

President & Chief Executive Officer Terry L. Robinson stated: “In order for Manhattan Bancorp to achieve sustainable profitability, we clearly need to better leverage our operating infrastructure through significant growth. Although it has been very difficult to grow our various lines of business in the current economic environment, third-quarter results indicate that we now are gaining traction and seeing some modest improvement.” Executive Vice President and Chief Financial Officer Brian E. Côté added: “We have witnessed meaningful growth in our loan portfolios despite heightened competition in an unprecedented low interest rate environment. In addition, our mortgage division reached breakeven volumes for the first time since commencing operations late last year. We will maintain our focus in both of these areas to further improve our financial results going forward.”

The Bank, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California.  The Bank’s primary focus is relationship banking and residential mortgages to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. The Company, through its wholly owned subsidiary, MBFS Holdings, Inc., also owns a majority interest in Manhattan Capital Markets LLC.  Manhattan Capital Markets LLC is a holding company for multiple wholly-owned subsidiaries, including BOM Capital LLC, a full service mortgage-centric broker/dealer. Additional information is available at www.BankManhattan.com.

(7)  In the second quarter of 2011, we recorded a negative loan loss provision of $50 thousand in order to reallocate $50 thousand from our loan loss allowance to a contingency reserve for sold loans. This reserve, which is included in other liabilities, is to provide for potential losses due to early payoffs, early payment defaults, or fraud related to loans sold to investors. We have incurred no losses due to early payoffs, early payment defaults, or fraud related to loans sold to investors from inception to date. No provision for loan losses was recorded in the third quarter of 2011.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to, among other things, the Company’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s 10-K and other reports filed with the SEC. Risk Factors filed with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Manhattan Bancorp and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	September 30, 2011	June 30, 2011
Assets
Cash and due from banks	$2,459,474	$2,222,613
Federal funds sold/interest-bearing demand funds	6,822,402	23,002,414
Total cash and cash equivalents	9,281,876	25,225,027
Time deposits-other financial institutions	938,000	2,123,000
Investments securities-available for sale, at fair value	18,813,844	16,761,166
Investments securities-held to maturity	—	499,337

Loans held for investment	85,959,717	81,150,818
Allowance for loan losses	(1,834,258)	(1,833,244)
	-2.13%	-2.26%
Net loans held for investment	84,125,459	79,317,574
Loans held for sale, at fair value	20,862,543	—
Loans held for sale, at lower of cost or fair value	918,159	5,267,256
Total loans, net	105,906,161	84,584,830

Property and equipment, net	4,572,633	2,991,177
Federal Home Loan Bank and Federal Reserve Bank stock	1,037,050	1,072,350
Investment in Limited Partnership Fund	2,574,508	2,518,400
Receivable from Broker	1,035,616	193,136
Accrued interest receivable and other assets	2,605,152	2,890,678
Total assets	$146,764,840	$138,859,101

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing demand	$50,880,475	$42,995,362
Interest bearing:
Demand	3,770,489	4,192,101
Savings and money market	23,529,384	23,833,839
Certificates of deposit equal to or greater than $100,000	30,835,913	35,942,857
Certificates of deposit less than $100,000	2,558,293	3,132,931
Total deposits	111,574,554	110,097,090
FHLB advances and other borrowings	13,019,648	5,600,000
Incentives payable	588,218	505,085
Accrued interest payable and other liabilities	2,228,579	1,464,188
Total liabilities	127,410,999	117,666,363

Commitments and contingencies	—	—

Stockholders’ equity
Manhattan Bancorp stockholders’ equity:
Serial preferred stock-no par value; 10,000,000 shares authorized: issued and outstanding, none in 2011 and 2010	—	—
Common stock-no par value; 30,000,000 shares authorized; issued and outstanding, 3,987,631 in 2011 and 2010	38,977,282	38,977,282
Additional paid in capital	2,293,632	2,247,182
Unrealized gain on available-for-sale securities	359,919	415,459
Accumulated deficit	(21,971,135)	(20,395,749)
Total Manhattan Bancorp stockholders’ equity	19,659,698	21,244,174
Non-controlling interest	(305,857)	(51,436)
Total equity	19,353,841	21,192,738
Total liabilities and stockholders’ equity	$146,764,840	$138,859,101

Manhattan Bancorp and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	For the Three Months		For the Nine Months
	ended		ended September 30,
	9/30/2011	6/30/2011	2011	2010
Interest income
Interest and fees on loans	$1,242,146	$1,238,840	$3,752,517	$3,901,772
Interest on investment securities	175,407	207,270	572,814	908,548
Interest on federal funds sold	13,102	17,908	47,535	29,614
Interest on time deposits-other financial institutions	6,398	2,833	28,677	39,062
Total interest income	1,437,053	1,466,851	4,401,543	4,878,996

Interest expense
NOW, money market and savings	39,614	42,547	125,965	173,937
Time deposits	117,496	137,393	378,604	450,180
FHLB advances and other borrowed funds	158,222	62,961	270,458	149,503
	315,332	242,901	775,027	773,620
Total interest expense
Net interest income	1,121,721	1,223,950	3,626,516	4,105,376

Provision for loan losses	—	(50,000)	(50,000)	727,230

Net interest income after provision for loan losses	1,121,721	1,273,950	3,676,516	3,378,146

Non-interest income
Whole loan sales and warehouse lending fees	26,298	255,021	842,801	1,016,255
Advisory income	184,558	76,568	313,126	658,040
Riskless trading income	1,309,136	775,916	3,245,419	4,010,338
Other bank fees and income	171,015	89,641	311,758	186,354
Gain on rate lock commitments	172,677	146,852	319,529	—
Losses on forward sale commitments	(286,149)	27,845	(258,304)	—
Fair value adjustments on loans held for sale	555,082	—	555,082	—
Gain on sale of loans	568,156	400,246	1,063,310	—
Other mortgage related income	29,226	(26,825)	191,886	—
	2,729,999	1,745,264	6,584,607	5,870,987
Total non-interest income
Non-interest expense
Compensation and benefits	3,608,900	3,276,006	10,422,831	8,707,739
Occupancy and equipment	415,654	242,774	1,072,373	818,210
Technology and communication	450,414	533,810	1,283,794	1,016,126
Professional fees	598,770	228,660	1,091,639	1,039,905
Impairment of subsidiary goodwill	279,391	—	279,391	—
Other non-interest expenses	314,164	496,801	1,220,108	1,044,375
	5,667,293	4,778,051	15,370,136	12,626,355
Total non-interest expenses
Loss before income taxes	(1,815,573)	(1,758,837)	(5,109,013)	(3,377,222)

Provision for income taxes	14,234	4,399	23,833	6,172

Net loss	$(1,829,807)	$(1,763,236)	$(5,132,846)	$(3,383,394)
Less: Net (loss) gain attributable to the non-controlling interest	(254,421)	(160,798)	(509,323)	20,747
Net loss attributable to common stockholders of Manhattan Bancorp	$(1,575,386)	$(1,602,438)	$(4,623,523)	$(3,404,141)

Weighted average number of shares outstanding (basic and diluted)	3,987,631	3,987,631	3,987,631	3,987,631

Basic and diluted loss per share	$(0.40)	$(0.40)	$(1.16)	$(0.85)

Manhattan Bancorp and Subsidiaries

Financial Highlights

(dollars in thousands, except for per share amounts)

(Unaudited)

	As of and For			As of and For
	the Three Months Ended			the Nine Months Ended
	9/30/2011	6/30/2011	9/30/2010	9/30/2011	9/30/2010

Statements of Operations:
Interest income	$1,437	$1,467	$1,644	$4,402	$4,879
Interest expense	315	243	242	775	774

Net interest income	1,122	1,224	1,402	3,627	4,105
Provision for loan losses	—	(50)	150	(50)	727

Net interest income after provision	1,122	1,274	1,252	3,677	3,378

Non-interest income	2,730	1,745	2,480	6,585	5,871
Non-interest expense	5,667	4,778	4,596	15,370	12,626

Net loss from operations excluding non-controlling interest	$(1,575)	$(1,602)	$(876)	$(4,624)	$(3,404)

Per Share and Other Data:
Basic and diluted loss per share	$(0.40)	$(0.40)	$(0.22)	$(1.16)	$(0.85)

Book value per common share- period end	$4.93	$5.33	$6.35

Weighted average shares outstanding (basic and diluted)	3,987,631	3,987,631	3,987,631	3,987,631	3,987,631

Balance Sheet Data:
Investments and fed funds sold	$26,574	$42,386	$46,215
Total loans held for sale	$21,781	$5,267	$—
Loans held for investment, net	$84,125	$79,318	$81,478
Assets	$146,765	$138,859	$134,608
Deposits	$111,575	$110,097	$102,158
Manhattan Bancorp equity	$19,660	$21,244	$25,332
Total equity	$19,354	$21,193	$25,644

Selected Financial Ratios:
Net loss as a percentage of average assets	-4.40%	-4.51%	-2.65%	-4.46%	-3.43%
Net loss as a percentage of average equity	-30.72%	-29.13%	-13.45%	-28.24%	-16.93%
Dividend payout ratio	—	—	—	—	—
Total equity to total asset ratio	13.19%	15.26%	19.05%	13.19%	19.05%
Net interest margin	3.45%	3.72%	4.46%	3.77%	4.41%

Credit Quality:
Allowance for loan losses(1)	$1,834	$1,833	$1,863
Allowance /total loans	2.13%	2.26%	2.24%
Non-performing loans	$1,908	$2,046	$—
Net (recoveries) charge-offs	$(1)	$(1)	$(20)	$(7)	$66

(1)

Allowance as of September 30, 2011 and June 30, 2011 includes $472 thousand in specific loan allowances associated with the Bank’s non-performing loans, all of which are impaired and on non-accrual status. As of September 30, 2010, the Bank had no specific reserve for loans because there were no loans that were impaired, non-performing, or on non-accrual status.